2011 Third Quarter Financial Summary



UNITED DEVELOPMENT FUNDING

Letter to our Shareholders

Thank you for your investment in United Development Funding IV ("UDF IV"). We are pleased to report the 2011 third quarter results for UDF IV and provide updates on market conditions and our ongoing capital raise. UDF IV continues to enjoy strong operating results.

Through September 30, 2011 we raised approximately $115.2 million in capital and originated 44 loans and participation agreements, totaling approximately $204 million. In the third quarter UDF IV also received approximately $15.8 million in repayments, bringing total loan pay-downs and payoffs to approximately $53.6 million since inception.

In September 2011 the Board of Trustees declared a fourth quarter distribution rate equal to $0.0044932 per share, which is equal to an annualized distribution



For more information contact our Investor Services Department at 800-859-9338 or visit www.udfonline.com

UDFIV-FS-Q3-2011

United Development Funding IV

Photos for illustrative purposes only. Properties pictured are not owned by or to be acquired by UDF IV.

rate of 8.2%. Strong demand for finished lot and home construction financing in our markets, combined with the ongoing growth in our capital raise and favorable operating leverage, has resulted in continued strong operating results. Earnings for the nine month period ending September 30, 2011 were $1.20 per share compared to $0.79 per share for the period ending September 30, 2010 – an increase of 52%.

Our performance is strong in a period where Bill Gross, co-CEO of PIMCO, has stated that for the next several years most investors will be "lucky" to get a 5% return on their portfolios.[1]

UDF IV is taking advantage of distress in commercial lending markets for residential real estate, most notably among local and regional banks. Specifically UDF IV is filling the continuing market demand for financing by providing primarily first lien senior secured loans to seasoned homebuilders and developers – financing that was traditionally provided by the local and regional banks who have been unable or unwilling to fund new home construction, new lot purchases or new lot development.

We continue to believe that the housing sector will dictate the pace and scope of the economic recovery and that economic recovery will vary widely between and among regions of the country. The states and markets that did not participate in the housing bubble will be the first to recover, most notably Texas, where 98% of our portfolio is concentrated. Conversely, those states at the epicenter of the housing bubble will be the last to recover fully. We believe there are two chief reasons for such a divergence: first, the health of consumers and businesses in those markets and second, the supply of available homes and finished lots in those markets.

Photo for illustrative purposes only. Property pictured is not owned by or to be acquired by UDF IV.



As we shared in our last letter, consumers have recovered far more swiftly in the markets and states that avoided the housing bubble. These consumers generally have less debt and more confidence, which gives them greater spending ability, evidenced by the fact that Texas' sales tax receipts continue to rise and Texas' consumer confidence index has returned to levels considered to be healthy in a growing economy and 37 points higher than the national index. If consumers are spending confidently again, then businesses in those markets are likely improving, and hiring, as well. In November, the forecasting group, IHS Global Insight, forecasted that Texas would be the first major state to return to and surpass its prerecession employment peak. Texas is forecasted to do so between the fourth quarter of 2011 and early first quarter of 2012.

The second reason for a stronger recovery in Texas (and similar markets) is their balanced supply of new homes and finished lots. The lack of a housing bubble in these markets meant that home builders and developers had greater motivation to maintain discipline and balance in their supply of new homes and finished lots, keeping supply on better footing with demand. As demand has increased, these previously balanced supplies of inventory are turning into shortages. A September 2011 article in the Dallas Business Journal noted that experts believe lot prices in several North Dallas communities will be significantly higher than they were prior to the recession, because builders in those submarkets are struggling to find available lots to support their next building phases.

Similarly, a national housing analytics company, Metrostudy, stated in its August 2011 report that "affordable lots [in San Antonio] are becoming ever scarcer, forcing some builders to return to the self-development arena." However, they noted in the same report that "development financing remains tough to obtain." These are the trends and opportunities that UDF has forecasted and is working to capture.

We remind you that UDF is a national program, concentrating on the largest homebuilding markets in the country, financing developers and homebuilders who develop lots for sale to homebuilders who sell affordable homes or to homebuilders who build affordable homes, in markets that have balanced supplies of finished lots and homes, and in markets with strong economies – creating jobs and growing population. Today, that market is Texas.

At UDF, we continue to monitor the other largest housing markets in the country, evaluating their fundamentals with the expectation of entering those markets as their respective housing inventories return to equilibrium and demand fundamentals are restored. We will only expand our geographic footprint when we are confident that homebuilding fundamentals and sustainable recoveries have taken hold in other parts of the country.

We continue to be pleased with the performance of UDF IV and are confident that we continue to be well-positioned going forward. We thank you for your investment and support, and we look forward to updating you in future quarters.

Sincerely,

HOLLIS M. GREENLAW
CHAIRMAN OF THE BOARD OF TRUSTEES OF UDF IV

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[1] See, CNBC, "5% Returns Will Be 'Upper Echelon' for Years: Gross, Tuesday, November 29, 2011; http://finance.yahoo.com/news/5-returns-upper-echelon-years-164332377.html.

Q3 2011 Financial Statements

United Development Funding IV

(As of and for the third quarter ended September 30, 2011)

Consolidated Balance Sheets

Assets	September 30, 2011 (unaudited)	December 31, 2010 (audited)
Cash and cash equivalents	$ 6,735,150	$ 2,543,501
Restricted cash	-	689,967
Accrued interest receivable	3,927,301	1,503,367
Accrued receivable – related parties	879,182	553,515
Loan participation interest – related parties	12,600,736	6,190,133
Notes receivable, net	87,602,042	53,800,754
Notes receivable – related parties	14,557,835	5,627,299
Deferred offering costs	8,464,424	7,372,116
Other assets	1,132,982	1,290,132
Total assets	$ 135,899,652	$ 79,570,784
Liabilities and Shareholders' Equity		
Liabilities:		
Accrued liabilities	$ 302,009	$ 237,391
Accrued liabilities – related parties	8,286,071	8,103,153
Distributions payable	472,938	451,510
Senior credit facility	2,785,037	1,929,669
Lines of credit	8,299,645	4,087,797
Notes payable	14,022,052	18,167,025
Total liabilities	34,167,752	32,976,545
Commitments and contingencies		
Shareholders' equity:		
Shares of beneficial interest; $0.01 par value; 400,000,000 shares authorized; 5,897,849 shares issued and 5,872,909 shares outstanding at September 30, 2011, and 2,681,454 shares issued and 2,678,954 shares outstanding at December 31, 2010, respectively	58,979	26,814
Additional paid-in-capital	102,963,330	46,750,375
Accumulated deficit	(791,603)	(132,950)
	102,230,706	46,644,239
Less: Treasury stock, 24,940 shares at September 30, 2011 and 2,500 shares at December 31, 2010, at cost	(498,806)	(50,000)
Total shareholders' equity	101,731,900	46,594,239
Total liabilities and shareholders' equity	$ 135,899,652	$ 79,570,784

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
Revenues:	2011	2010	2011	2010
Interest income	$ 2,476,567	$ 724,373	$ 6,325,189	$ 1,053,807
Interest income - related parties	935,361	509,284	2,277,080	1,073,637
Commitment fee income	128,067	162,820	198,976	162,820
Commitment fee income - related parties	11,242	-	28,859	-
Total revenues	3,551,237	1,396,477	8,830,104	2,290,264
Expenses:				
Interest expense	406,907	306,913	1,293,222	518,450
Advisory fee - related party	511,264	212,082	1,284,948	375,488
Provision for loan losses	135,634	56,836	341,756	87,022
General and administrative	177,453	82,694	451,677	286,919
General and administrative - related parties	181,718	147,037	518,599	210,525
Total expenses	1,412,966	805,562	3,890,202	1,478,404
Net income	$ 2,138,271	$ 590,915	$ 4,939,902	$ 811,860
Net income per share of beneficial interest	$ 0.41	$ 0.36	$ 1.20	$ 0.79
Weighted average shares outstanding	5,207,240	1,632,222	4,103,100	1,033,233
Distributions per weighted average share outstanding	$ 0.45	$ 0.36	$ 1.36	$ 0.97

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,	
Operating Activities	2011	2010
Net income	$ 4,939,902	$ 811,860
Adjustments to reconcile net income to net cash provided by (used in) operating activities:		
Provision for loan losses	341,756	87,022
Amortization expense	289,938	99,363
Changes in assets and liabilities:		
Accrued interest receivable	(2,423,934)	(801,767)
Accrued receivable – related parties	(325,667)	(56,651)
Other assets	(132,788)	(543,109)
Accrued liabilities	64,618	194,275
Net cash provided by (used in) operating activities	2,753,825	(209,007)
Investing Activities		
Investments in loan participation interests – related parties	(18,408,632)	(18,127,614)
Principal receipts from loan participation interests – related parties	11,998,029	9,241,095
Investments in notes receivable	(46,699,907)	(41,850,082)
Principal receipts from notes receivable	12,556,863	2,471,289
Investments in notes receivable – related parties	(15,323,923)	(4,414,884)
Principal receipts from notes receivable – related parties	6,393,387	1,382,386
Net cash used in investing activities	(49,484,183)	(51,297,810)
Financing Activities		
Proceeds from issuance of shares of beneficial interest	62,243,519	34,747,997
Purchase of treasury shares	(443,782)	(50,000)
Proceeds from senior credit facility	1,048,649	2,408,277
Payments on senior credit facility	(193,281)	(129,118)
Net borrowings on lines of credit	4,211,848	4,725,000
Proceeds from notes payable	2,319,507	14,450,000
Payments on notes payable	(6,464,480)	-
Distributions	(5,577,126)	(1,000,031)
Shareholders' distribution reinvestment	2,084,390	381,944
Escrow payable	-	(692,300)
Restricted cash	689,967	525,400
Payments of offering costs	(8,087,814)	(4,516,921)
Deferred offering costs	(1,092,308)	(2,307)
Accrued liabilities – related parties	182,918	1,383,207
Net cash provided by financing activities	50,922,007	52,231,148
Net increase in cash and cash equivalents	4,191,649	724,331
Cash and cash equivalents at beginning of period	2,543,501	520,311
Cash and cash equivalents at end of period	$ 6,735,150	$ 1,244,642
Supplemental Cash Flow Information:		
Cash paid for interest	$ 1,329,041	$ 404,704

The United Development Funding Building
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
800-859-9338

www.udfonline.com

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles (GAAP) for complete financial statements. The financial statements include all adjustments (of a normal recurring nature) considered necessary to present fairly our financial position as of September 30, 2011, our operating results for the three months and nine months ended September 30, 2011 and 2010, and cash flows for the nine months ended September 30, 2011 and 2010. A copy of the Company's Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, or by visiting www.udfonline.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of financial condition of United Development Funding IV or UDF IV, (which may be referred to as the "Company," "we," "us," or "our"). These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on their knowledge of the business and industry. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

United Development Funding IV



UNITED DEVELOPMENT FUNDING



2011 Third Quarter Financial Summary